EXHIBIT 16.1

NEW YORK • 1001 Avenue of the Americas, 2nd Floor • New York, NY 10018
Tel 212.868.5781 • Fax 212.868.5782
NEW JERSEY • 2 King Arthur Court, Suite A • North Brunswick, New Jersey 08902
Tel 908.964.8300 • Fax 908.964.9090

www.schulmanlobel.com

March 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: alpha-En Corporation

We have read the statements that we understand alpha-En Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Schulman Lobel Zand Katzen Williams & Blackman, LLC

Schulman Lobel Zand Katzen Williams & Blackman, LLC